UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Imperial Capital Bancorp, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING RIGHTS AND PROXY INFORMATION
BENEFICIAL STOCK OWNERSHIP OF GREATER THAN 5% SHAREHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS
INFORMATION AS TO EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
BOARD MEETINGS, BOARD COMMITTEES AND CORPORATE GOVERNANCE MATTERS
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT AUDITORS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
Additional Information Regarding Executive Compensation
TRANSACTIONS WITH CERTAIN RELATED PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
OTHER MATTERS

IMPERIAL CAPITAL BANCORP, INC.
888 Prospect Street, Suite 110
La Jolla, California 92037
(858) 551-0511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on August 5, 2009

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Imperial Capital Bancorp, Inc. (“ICB”) will be held at the Sheraton La Jolla Hotel, located at 3299 Holiday Court, La Jolla, California, on August 5, 2009 at 2:00 p.m., California time.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of two (2) directors of ICB; and

2.	such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing items at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Shareholders of record at the close of business on June 24, 2009 are the shareholders entitled to vote at the Meeting and any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the Meeting will be available for inspection by shareholders at the main office of ICB during the ten days prior to the Meeting, as well as at the Meeting.

You are requested to complete, sign and date the enclosed form of proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. If your shares are held in street name with a bank or broker, check your proxy card to see if you can also vote by telephone or the internet. The proxy will not be used if you attend and vote at the Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on August 5, 2009.

The Proxy Statement and the Annual Report to Shareholders are available at www.icbancorp.com.

By Order of the Board of Directors

Anthony A. Rusnak
General Counsel and Secretary

La Jolla, California
July 1, 2009

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE ICB THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPERIAL CAPITAL BANCORP, INC.
888 Prospect Street, Suite 110
La Jolla, California 92037
(858) 551-0511

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 5, 2009

This Proxy Statement is furnished in connection with the solicitation, on behalf of the Board of Directors of Imperial Capital Bancorp, Inc. (“we,” “our,” “us,” “ICB” or the “Company”), of proxies to be used at the Annual Meeting of Shareholders of ICB (the “Meeting”), and all adjournments or postponements of the Meeting. The Meeting will be held at the Sheraton La Jolla Hotel, located at 3299 Holiday Court, La Jolla, California, on August 5, 2009 at 2:00 p.m., California time. The accompanying Notice of Annual Meeting of Shareholders and form of proxy and this Proxy Statement are first being mailed to shareholders on or about July 1, 2009. Certain of the information provided herein relates to Imperial Capital Bank, a wholly owned subsidiary of ICB (sometimes referred to below as the “Bank”).

At the Meeting, our shareholders are being asked to consider and vote upon the election of two directors of ICB.

VOTING RIGHTS AND PROXY INFORMATION

All shares of our common stock, par value $.01 per share (“Common Stock”), represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted “FOR” the election of the nominees named in this Proxy Statement. We do not know of any matters, other than as described in the Notice of Annual Meeting of Shareholders, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, our Board of Directors, as proxy for the shareholder, will have the discretion to vote on such matters in accordance with its best judgment.

Directors will be elected by a plurality of the votes cast. Shareholders may vote “FOR” both nominees for election or withhold their votes from either or both nominees for election. Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast. The holders of at least one-third of the outstanding shares of our Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) duly executing and delivering to the Secretary of ICB a subsequent proxy relating to the same shares prior to the exercise of such proxy; (ii) filing with the Secretary of ICB at or before the Meeting a written notice of revocation bearing a later date than the proxy; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Anthony A. Rusnak, Esq., General Counsel and Secretary of ICB, at Imperial Capital Bancorp, Inc., 888 Prospect Street, Suite 110, La Jolla, California 92037.

Shareholders of record as of the close of business on June 24, 2009 will be entitled to one vote for each share then held, provided, however, that pursuant to Section C of Article Fourth of ICB’s certificate of incorporation, no person who beneficially owns more than 10% of the shares of Common Stock outstanding as of that date may vote any shares owned in excess of that limit. As of that date, we had 5,428,760 shares of Common Stock outstanding.

BENEFICIAL STOCK OWNERSHIP OF GREATER THAN 5%
SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of June 24, 2009, certain information as to (i) those persons who were believed by our management to be beneficial owners of more than five percent of our Common Stock outstanding; (ii) the shares of our Common Stock beneficially owned by our executive officers named below; and (iii) the shares of Common Stock beneficially owned by all of our executive officers and directors as a group. For information regarding share ownership by directors individually, see “Election of Directors — Information as to Nominees and Continuing Directors.” The address of each executive officer named in the table is the same address as ICB. An asterisk (*) denotes beneficial ownership of less than one percent.

	Shares		Percent
	Beneficially		of
Beneficial Owner	Owned		Class

Howard Amster	489,000	(1)	9.01%
23811 Chagrin Boulevard, Suite 200
Beachwood, OH 44122
Franklin Mutual Advisers, LLC	445,796	(2)	8.21%
51 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors, LP	429,524	(3)	7.91%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
George W. Haligowski	407,741	(4)(5)(6)	7.37%
Chairman of the Board,
President and Chief Executive Officer
Norval L. Bruce	51,482	(4)	0.95%
Vice Chairman of the Board
Timothy M. Doyle	88,263	(4)(5)(6)	1.61%
Executive Managing Director and Chief Financial Officer
Lyle C. Lodwick	67,542	(4)(5)(6)	1.23%
Executive Managing Director and Chief Operating Officer
Phillip E. Lombardi	47,050	(4)(5)(6)	0.86%
Executive Managing Director and Chief Credit Officer
All directors and executive officers as a group (nine persons)	703,578		12.36%

(1)	As reported by Howard Amster in a Schedule 13D filed on July 14, 2008 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Mr. Amster reported sole voting and dispositive powers as to 106,400 shares and shared voting and dispositive powers as to 382,600 shares.

(2)	As reported by Franklin Mutual Advisers, LLC (“Franklin”) on a Schedule 13G amendment filed on February 11, 2005 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Franklin reported sole voting and dispositive powers as to all of the 445,796 shares, and shared voting and dispositive powers as to none of the 445,796 shares covered by the report.

(3)	As reported by Dimensional Fund Advisors, LP (“Dimensional”) on a Schedule 13G amendment filed on February 9, 2009 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Dimensional reported sole voting and dispositive powers as to all of the 429,524 shares, and shared voting and dispositive powers as to none of the 429,524 shares covered by the report.

(4)	Includes shares held directly, as well as shares held in retirement accounts or by certain members of the named individual’s families or corporations for which an individual is an officer or director or held by trust of which an individual is trustee or a substantial beneficiary, over which shares the individual may be deemed to have sole or shared voting and/or dispositive power.

(5)	Includes shares underlying exercisable options and options exercisable within 60 days of June 24, 2009, as follows: Chairman Haligowski — 104,166 shares; Timothy M. Doyle — 51,666 shares; Lyle C. Lodwick —

54,166 shares; Phillip E. Lombardi — 36,666 shares; and all directors and executive officers as a group — 264,664 shares.

(6)	Includes vested supplemental executive retirement plan (“SERP”) account shares held in the Rabbi Trust we established, as follows: Chairman Haligowski — 169,059 shares; Timothy M. Doyle — 32,711 shares; Lyle C. Lodwick — 3,376 shares; Phillip E. Lombardi — 2,884 shares; and all directors and executive officers as a group — 208,030 shares. Also includes shares held in deferred compensation plan accounts in the Rabbi Trust as follows: Mr. Haligowski — 134,216 shares; Mr. Doyle — 3,886 shares; and all directors and executive officers as a group — 138,102 shares.

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of six members. One-third of our directors are elected annually. Our directors are generally elected to serve for three-year terms or until their respective successors have been elected and qualified.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

The table below sets forth certain information regarding the composition of our Board of Directors, including the directors’ terms of office. It is intended that the proxies solicited on behalf of our Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as our Board of Directors may recommend, based on the recommendation to the Board by the Corporate Governance/Nominating Committee of the Board. At this time, our Board of Directors knows of no reasons why the nominees might be unable to serve, if elected. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected. An asterisk (*) denotes beneficial ownership of less than one percent. Our Board of Directors unanimously recommends that shareholders vote “FOR” the nominees named below for election as directors.

					Shares of
					Common Stock
					Beneficially
			Director	Term to	Owned at	Percent
Name	Age(1)	Positions Held In ICB	Since	Expire	June 24, 2009(2)	of Class

Nominees
Norval L. Bruce	67	Vice Chairman of the Board	1997	2012	51,482	*
Jeffrey L. Lipscomb	55	Director	1996	2012	8,600	*
Directors Continuing in Office
George W. Haligowski	54	Chairman of the Board, President and Chief Executive Officer	1996	2011	407,741	7.37%
Hirotaka Oribe	74	Director	1996	2011	11,600	*
Sandor X. Mayuga	60	Director	1996	2010	10,300	*
Robert R. Reed	72	Director	1996	2010	11,000	*

(1)	As of June 24, 2009.

(2)	Includes shares held directly, as well as shares which are subject to immediately exercisable options and options exercisable within 60 days of June 24, 2009, under our stock option plans, shares held under SERP and deferred compensation plan accounts held in the Rabbi Trust, and shares held in other retirement accounts or by certain members of the named individual’s families or corporations for which an individual is an officer or director or held by trust of which an individual is trustee or a substantial beneficiary, over which shares the individual may be deemed to have sole or shared voting and/or dispositive power. The above named individuals held exercisable options and options exercisable within 60 days of June 24, 2009 as follows: Vice Chairman Bruce — none; Director Lipscomb — 4,500 shares; Chairman Haligowski — 104,166 shares; Director Oribe — 4,500 shares; Director Mayuga — 4,500 shares; and Director Reed — 4,500 shares.

The business experience of each of our directors for at least the past five years is as follows:

Norval L. Bruce has served as the Vice Chairman of the Board of ICB and the Bank since June of 1999, and retired as an executive officer effective December 31, 2008. He was Chief Credit Officer from June 1999 through August 2007 and prior to that he was President and Chief Operating Officer of the Bank from October 1997 to June 1999, and previously was the Executive Vice President and Chief Credit Officer of the Bank from 1990 to October 1997. Mr. Bruce was appointed a director of the Bank and ICB in January 1997 and September 1997, respectively. From 1988 to 1989, he served as Executive Vice President and Chief Credit Officer of Security Pacific Bank, Nevada. He was previously employed by Security Pacific Bank from 1965 to 1988 in a variety of positions including management positions in which he was responsible for both loan origination and credit quality. Mr. Bruce has an Associates of Arts degree from Clark College of Vancouver Washington, and attended the University of Washington where he studied economics and engineering. He is a graduate of the Southwestern Graduate School of Banking at Southern Methodist University and he has completed the Executive Program in Management from the John E. Anderson Graduate School of Management at UCLA.

Jeffrey L. Lipscomb is a Chartered Financial Consultant (ChFC), and an Investment Advisory Associate with AXA Advisors and formerly was a Registered Principal and Assistant Manager of the San Diego office of Equitable Financial Companies since 1986, handling corporate group benefits and personal financial planning. Additionally, he is an Executive Vice-President of Excelsior Financial Network, LLC, a wealth planning management group. Mr. Lipscomb was also with Kidder Peabody from 1983 to 1986. Mr. Lipscomb received a Bachelor of Arts Degree in General Psychology from the University of California, Santa Barbara in 1976.

George W. Haligowski has served as ICB’s Chairman of the Board, President and Chief Executive Officer since inception. He has also served as the Bank’s Chairman of the Board and Chief Executive Officer since 1992, and was the Bank’s President from 1992 to October 1997. In 2000 he was again appointed as President of the Bank. From 1990 to 1992, he served as President, Chief Executive Officer and Principal of Halivest International, Ltd., an international finance and asset management company. He was previously employed as a Vice President by Shearson Lehman Hutton (1988 to 1990) and Prudential-Bache Securities (1983 to 1988), and by Avco Financial Services as Regional Director of its Japanese branch operations (1976 to 1981), as Training Coordinator for Avco Thrift and Loan (1976) and as a Branch Manager (1974 to 1976). Mr. Haligowski’s post secondary education consists of the following programs: He graduated from the Securities Industry Institute held at the University of Pennsylvania Wharton School. He also became an alumnus of the Harvard Business School by completing the Owners Presidents Management Program. He completed the Advanced Management Program at the University of Southern California. He received his Masters of Banking diploma from L.S.U. Graduate School of Banking. Mr. Haligowski also serves on several boards, including Operation Hope, Chairman Emeritus of the Young Presidents Organization of San Diego, and is Chairman of the University of California San Diego Scripps Institute of Oceanography’s Advisory Board the Director’s Cabinet.

As reported in ICB’s Current Report on Form 8-K filed on February 27, 2009, on February 25, 2009, Mr. Haligowski commenced a medical leave of absence from ICB and the Bank. In his absence, his decision making authority has been assumed by the Executive Committees of the Boards of Directors of ICB and the Bank.

Hirotaka Oribe is a licensed architect with international experience in real estate development and urban planning. Since 1993, Mr. Oribe has served as an advisor to Kajima Development Resources, Inc. From 1979 to 1993, Mr. Oribe was Executive Vice President, Chief Operating Officer and a Director of Kajima Development Corporation, a firm engaged in development and construction of single-family and multi-family housing, office buildings, retail space and land development. Mr. Oribe previously held other positions with affiliates of Kajima Corporation of Japan from 1973 to 1979 and was a practicing architect from 1962 to 1973. Mr. Oribe holds a Bachelor and Masters of Engineering from Waseda University in Tokyo, and holds a Master of Architecture in Urban Design from Harvard University’s Graduate School of Design. He is also a licensed architect with the State of California and the Commonwealth of Massachusetts.

Sandor X. Mayuga is a member of the California State Bar and has been a shareholder in the law firm of Keesal, Young & Logan since September 2008, after having been Of Counsel to that firm since April 2004. Prior to that, he was a member of the law firm of Tisdale & Nicholson, LLP since 1994. He conducted his own law practice from 1983 to 1994 and was a partner in the Financial Institutions Department of Finley, Kumble, Wagner, Heine, Underberg, Manly & Casey, a New York-based national law firm, from 1980 to 1983. Previously, he served as

Assistant General Counsel of Hunt-Wesson Foods, Inc., a subsidiary of Norton Simon, Inc., and was associated with two large regional law firms in Los Angeles County. Since 1980, Mr. Mayuga’s practice has focused on the representation of financial institutions and other finance-related businesses in corporate, transactional and regulatory matters. Mr. Mayuga is a graduate of the University of Pennsylvania School of Law (Juris Doctoris, 1974), and the University of California, Santa Barbara (A.B., Political Science, with High Honors, 1970). While at the University of Pennsylvania, he also studied at The Wharton School of Finance and Commerce. He also earned a Certificate in Private International Law at Academie du Droit Internationale de la Haye (1975).

Robert R. Reed is retired from Household International where he was employed in various positions from 1960 to 1992. Mr. Reed served as Vice President of Household Bank from 1980 to 1992. Mr. Reed was previously employed in management positions with Household Financial Corporation from 1962 to 1980. From 1995 to 2000, Mr. Reed served as a director of the Santa Ana City Cable Television Review Board.

INFORMATION AS TO EXECUTIVE OFFICERS
WHO ARE NOT ALSO DIRECTORS

Our executive officers who are not also directors are identified below.

Name	Age	Position

Timothy M. Doyle	53	Executive Managing Director and Chief Financial Officer of ICB and the Bank
Lyle C. Lodwick	55	Executive Managing Director and Chief Operating Officer of ICB and the Bank
Phillip E. Lombardi	52	Executive Managing Director and Chief Credit Officer of ICB and the Bank

Timothy M. Doyle has served as Executive Managing Director and Chief Financial Officer of ICB and the Bank since August 2005. He was previously Senior Managing Director and Chief Financial Officer of ICB and the Bank from May 2000 to August 2005, and prior to that he was Managing Director and Chief Administrative Officer of ICB and the Bank from May 1996 to May 2000. Before joining the Bank, he was the Controller and Director of Operations at Northeastern Plastics from 1995 to 1996; Assistant Controller of Alpha Wire Corporation from 1992 to 1994; and Vice President and Chief Financial Officer of Halivest International, Ltd. from 1989 to 1991. From 1982 to 1988, he was the Corporate Controller of the Shepaug Corporation. Mr. Doyle graduated with a Bachelor of Science degree in Accounting from Western New England College, and has completed the International Business Management Senior Executive Program of the London Business School.

Lyle C. Lodwick has served as Executive Managing Director and Chief Operating Officer of ICB and the Bank since August 2005. Prior to joining ICB, Mr. Lodwick served as Executive Vice President and Chief Operating Officer of Sunwest Bank and, prior to that, he served as Executive Vice President and Chief Credit Officer at Pacific Crest Capital, Inc. During his tenure at Pacific Crest Capital, Inc. from 1992 to 2004, he held several senior level positions with the company. From 1982 to 1985, he was Assistant Regional Credit Manager, Western Region, with Commercial Credit Corporation. Mr. Lodwick has a BA from Whittier College and an MBA from the University of LaVerne.

Phillip E. Lombardi has served as Executive Managing Director — Chief Credit Officer of ICB and the Bank since August 2005. Prior to joining ICB, he was Vice President and Manager of the Los Angeles Real Estate Industries lending division of Bank of the West (formerly Sanwa Bank of California) from 2001 to 2004. He was previously Vice President and Relationship Manager for Citicorp Real Estate, Inc. and the Commercial Asset Management unit of Citibank, F.S.B. from 1985 through 2000; and Construction Superintendent and later Marketing Director for 666 Venture, Inc. from 1981 to 1985. Mr. Lombardi has an MBA from the University of Chicago with a Specialization in Finance, and a BA from the University of Puget Sound.

BOARD MEETINGS, BOARD COMMITTEES
AND CORPORATE GOVERNANCE MATTERS

Our Board of Directors generally meets every other month and may have additional special meetings from time to time. During the year ended December 31, 2008, our Board of Directors met nine times. During 2008, no current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he was a director and (ii) the total number of meetings held by all committees of the Board on which he served during the periods that he served. In addition, all of our Board members are expected to attend our annual meeting of shareholders, although we do not have any written policy as to Board members’ attendance at the annual meeting of shareholders. Last year’s annual meeting of shareholders was attended by the entire Board of Directors.

Director Independence

Under our corporate governance guidelines, we are required to have a majority of independent directors, as that term is defined under the listing standards of the New York Stock Exchange (the “NYSE”), and no director qualifies as independent unless our Board of Directors has affirmatively determined that the director has no material relationship with us. Our Board has determined that Directors Lipscomb, Mayuga, Oribe and Reed have no material relationships with us, and therefore are independent directors of the Company.

To assist it in making its independence determinations, our Board of Directors has adopted the categorical standards described below, which are set forth in our corporate governance guidelines (see “Availability of Committee Charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines” below). Any of the following relationships will be deemed not to be material and therefore will not impair a director’s independence unless our Board of Directors determines otherwise:

1. Lending relationships, deposit relationships, other customer relationships (such as, for example, custodial, cash management and similar services), and other business relationships between ICB and its subsidiaries, on the one hand, and a director, an immediate family member of the director, or an entity with which the director or immediate family member is affiliated by reason of being a director, officer or similar position or an owner of a 10% or greater equity interest therein (a “Director-Related Entity”), on the other hand, that meet the following criteria:

i. such relationship is in the ordinary course of business of ICB and its subsidiaries, and is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

ii. with respect to an extension of credit by a subsidiary of ICB: (A) such extension of credit has been made in compliance with applicable laws and regulations, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) such credit has not been criticized or classified (under our internal loan grading system), placed on non-accrual status, is not past due, has not been restructured or is not otherwise a potential problem credit;

iii. in the event that the relationship did not exist or was terminated in the normal course of business, that action would not reasonably be expected to have a material and adverse effect on our consolidated financial condition, earnings or business, a Director-Related Entity or a director; and

iv. in the case of a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, ICB for property or services in an amount which, in any single fiscal year during the last three years, does not exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

2. In the case of contributions by ICB or any of its subsidiaries to a charitable organization of which a director (or a director’s immediate family member) serves as an officer, director or trustee, the annual amount of such contributions were less than the greater of $1 million or 2% of such charitable organization’s gross revenues for its last fiscal year.

For business or other relationships not covered by the above categories, our Board of Directors, after considering all of the relevant circumstances, may make a determination as to whether the relationship is not material and whether the director may therefore be considered independent under the NYSE listing standards.

In making its independence determination as to Director Mayuga, the Board considered our relationship with Director Mayuga as disclosed under “Transactions with Certain Related Persons” and determined that this relationship satisfied the categorical standards outlined above.

Board Committees

The principal standing committees of our Board of Directors are described below.

Audit Committee.  The Audit Committee is currently comprised of Messrs. Reed (Chairman), Lipscomb and Oribe, each of whom is independent as independence is defined for audit committee members in the NYSE listing standards. Our Board of Directors has determined that Mr. Lipscomb is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K of the Securities and Exchange Commission).

The Audit Committee met 11 times during 2008. The Audit Committee assists our Board in its oversight responsibility relating to the integrity of our financial statements and the financial reporting process, the systems of internal accounting and financial controls and compliance with legal and regulatory requirements. The Audit Committee, among other things:

•	oversees the entire audit function for ICB, both internal and independent;

•	hires, terminates and/or reappoints our independent auditors;

•	ensures the existence of effective accounting and internal control systems;

•	approves non-audit and audit services to be performed by the independent auditors; and

•	reviews and assesses the adequacy of the Audit Committee charter on an annual basis.

The report of the Audit Committee is set forth below under “Audit Committee Report.”

Compensation Committee.  The Compensation Committee currently consists of Messrs. Lipscomb, Mayuga and Oribe, each of whom is independent for purposes of the NYSE listing standards. The Compensation Committee met twice time during 2008. The responsibilities of the Compensation Committee include:

•	reviewing from time to time our compensation plans and, if the committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives and recommending to the Board the Chief Executive Officer’s compensation level based on this evaluation;

•	overseeing the evaluation of our management, and recommending to the Board the compensation for our executive officers and other key members of management. This includes evaluating performance and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	administering any benefit plan which the Board has determined should be administered by the committee; and

•	reviewing, monitoring and reporting to the Board, at least annually, on management development efforts to ensure a pool of candidates for adequate and orderly management succession.

The Compensation Committee’s charter authorizes the committee to delegate its authority to subcommittees to the extent permitted by applicable laws, regulations and exchange listing standards. The Compensation Committee’s charter also authorizes the committee to retain a compensation consultant to assist the committee in carrying out its responsibilities. As described under “Executive Compensation — Compensation Discussion and Analysis-Determination of Appropriate Pay Levels-In General,” the Committee has utilized the assistance of a compensation consultant in setting the compensation of Mr. Haligowski, our Chief Executive Officer. Mr. Haligowski’s role in the determination of executive compensation is described under “Executive Compensation — Compensation Discussion and Analysis-Role of Executive Officers in Determining Compensation.”

The report of the Compensation Committee is set forth below under “Executive Compensation — Compensation Committee Report.”

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is comprised of Directors Mayuga (Chairman), Reed, Oribe and Lipscomb, each of whom is independent for purposes of the NYSE listing standards. The Corporate Governance/Nominating Committee met three times during 2008.

The responsibilities of the Corporate Governance/Nominating Committee include:

•	develop and recommend to the Board a set of corporate governance guidelines, review these guidelines at least annually and recommend changes as necessary;

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•	recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our certificate of incorporation and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable organizations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to ICB’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole. Final approval of director nominees is determined by the full Board, based on the recommendations of the Corporate Governance/Nominating Committee. The nominees for election at the Meeting identified in this Proxy Statement were recommended to the Board by the Corporate Governance/Nominating Committee;

•	review nominations submitted by shareholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of our certificate of incorporation and bylaws. Nominations from shareholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary;

•	recommend to the Board a process for the evaluation of the Board, its committees and management, and oversee this process; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Director nominations must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article II, Section 6(c) of our bylaws. Shareholders may recommend candidates for consideration by the Corporate Governance/Nominating Committee by following the procedures set forth in Article II, Section 6(c). As noted above, shareholder-recommended candidates will be considered and evaluated using the same criteria set forth above.

Article II, Section 6(c) of our bylaws provides that nominations for election as directors by shareholders must be made in writing and delivered to the Secretary of ICB at least 90 days prior to the annual meeting date. If, however, the date of the meeting is first publicly disclosed less than 100 days prior to the date of the meeting, nominations must be received by ICB not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or the day on which public disclosure of the date of the meeting was first made. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Article II, Section 6(c) of our bylaws. This information includes the following:

(i) as to each person whom a shareholder proposes to nominate for election as a director, all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Exchange Act, including the proposed nominee’s written consent to serve as a director, if elected; and

(ii) as to the shareholder giving the notice:

•	the name and address, as they appear on our books, of the shareholder; and

•	the number of shares of our Common Stock beneficially owned by the shareholder.

The foregoing description is a summary of our nominating process. Any shareholder wishing to nominate a candidate or recommend a nominee to our Corporate Governance/Nominating Committee for its consideration should review and must comply in full with the procedures set forth in our certificate of incorporation and bylaws, and Delaware law.

Executive Committee.  The primary responsibilities of the Executive Committee are to advise our management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. In addition, the Executive Committee has assumed the decision making authority of Mr. Haligowski during his medical leave of absence. The current members of the Executive Committee are Messrs. Reed, Oribe and Bruce. The Executive Committee held eight meetings in 2008.

Availability of Committee Charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines

Each of the Audit, Compensation and Corporate Governance/Nominating Committees operates under a written charter approved by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees of ICB and its subsidiaries, and corporate governance guidelines, which are primarily intended to provide guidelines for the governance of the Board and the Board’s committees. These documents are available on our website, www.icbancorp.com, by clicking “Investor Relations” and then clicking “Governance.” These documents are also available in print to any shareholder who requests them, by writing to Imperial Capital Bancorp, Inc., Attn: Anthony A. Rusnak, Esq., General Counsel and Secretary, 888 Prospect Street, Suite 110, La Jolla, California 92037.

Management Succession

As required by our corporate governance guidelines, the Compensation Committee provides an annual report to our Board of Directors regarding our program for management development and succession.

Executive Sessions of Non-Management Directors

Our corporate governance guidelines require that our non-management directors regularly meet in executive session outside the presence of management and that these sessions be chaired by the Chairman of the Corporate Governance/Nominating Committee (currently Mr. Mayuga).

Shareholder and Other Interested Party Communications with the Board of Directors

Shareholders and other interested parties may communicate with our Board of Directors or the non-management directors by writing to: Imperial Capital Bancorp, Inc., Attn: Audit Committee Chairman, 888 Prospect Street, Suite 110, La Jolla, California 92037.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of our Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent ICB specifically incorporates this report therein, and shall not otherwise be deemed filed under such Acts.

Management is responsible for ICB’s internal controls, financial reporting process and compliance with laws and regulations. The independent auditors are responsible for performing an independent audit of ICB’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As required by its charter, the Audit Committee received and reviewed the report of Ernst & Young LLP regarding the results of their audit, as well as the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP their independence. The Audit Committee reviewed and discussed the audited financial statements with ICB’s management. A representative of Ernst & Young LLP also discussed with the Audit Committee the independence of Ernst & Young LLP from ICB, as well as the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

In fulfilling its oversight responsibility of reviewing the services performed by ICB’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Audit Committee met with the independent auditors to discuss the results of their examinations, the evaluation of ICB’s internal controls and the overall quality of ICB’s financial reporting. The Audit Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under “Relationship with Independent Auditors” below.

Management reviewed with the Audit Committee the certifications that the principal executive and financial officers file with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Management also reviewed with the Audit Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

Based on the Audit Committee’s review and discussions noted above, it recommended to the Board of Directors that the audited financial statements be included in ICB’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors of Imperial Capital Bancorp, Inc.

Robert R. Reed
Jeffrey L. Lipscomb
Hirotaka Oribe

RELATIONSHIP WITH INDEPENDENT AUDITORS

General

The Audit Committee has not yet selected our independent registered public accounting firm for the year ending December 31, 2009. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2008. A representative of Ernst & Young LLP is expected to attend the Meeting and will respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Independent Auditing Firm Fees

During the years ended December 31, 2008 and 2007, Ernst & Young LLP provided various audit, audit related and non-audit services to us. Set forth below are the aggregate fees billed for these services:

(a) Audit Fees: Aggregate fees billed for professional services rendered for the audits of our annual financial statements and internal control over financial reporting, and reviews of financial statements included in our Quarterly Reports on Form 10-Q for those years: $497,000 — 2008; $360,000 — 2007.

(b) Audit Related Fees: Aggregate fees billed for professional services rendered related to audits of employee benefit plans, consultation related to the implementation of the Sarbanes-Oxley Act of 2002, and consultation on accounting matters: $69,000 — 2008; $21,000 — 2007.

(c) Tax Fees: Aggregate fees billed for professional services rendered related to tax compliance, tax advice and tax return preparation: $130,000 — 2008; $105,000 — 2007.

(d) All other fees: Aggregate fees billed for professional services rendered in connection with the review and consultation on various issues relating to employment and other benefit related contracts: none — 2008; $5,000 — 2007.

The Audit Committee pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP and the estimated fees for these services. None of the services provided by Ernst & Young LLP described in items (a) — (d) above was approved by the Audit Committee pursuant to a waiver of the pre-approved requirements of the SEC’s rules and regulations.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer (as defined below, under “Executive Compensation — Compensation Discussion and Analysis”), who served on our Board of Directors in 2008. Directors who are employees of ICB are not compensated for their service as directors.

					Change in
					Pension Value and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards	Awards(1)	Compensation	Earnings	Compensation(2)	Total

Jeffrey L. Lipscomb	$51,000	—	—	—	—	$5,000	$56,000
Sandor X. Mayuga	$45,000	—	—	—	—	$5,000	$50,000
Hirotaka Oribe	$58,000	—	—	—	—	$15,000	$73,000
Robert R. Reed	$53,000	—	—	—	—	$7,500	$60,500

(1)	Amount in the table represents the compensation cost of stock options recognized for 2008 for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards (SFAS) No. 123(R), and includes the cost attributable to grants made in 2008 and in prior years. The assumptions we used in calculating this amount are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 under Item 8. Financial Statements and Supplementary Data — Condensed Consolidated Financial Statements — Notes to Financial Statements — Note 1 — Summary of Significant Accounting Policies — Stock-Based Compensation. As of December 31, 2008, total shares underlying stock options held by the directors were as follows: Mr. Lipscomb — 4,500 shares; Mr. Mayuga — 5,500 shares; Mr. Oribe — 5,500 shares; and Mr. Reed — 4,500 shares.

(2)	Amounts in this column represent honorariums earned during 2008 to Mr. Lipscomb, Mr. Mayuga, Mr. Oribe, and Mr. Reed.

Director Compensation Arrangements.  During 2008, each non-employee director was paid a monthly fee of $2,250 for serving on our Board of Directors and $1,000 for each Board or Committee meeting attended for service on such committee. In addition, Director Reed received an honorarium of $7,500 for his active assistance in legislative and audit committee matters during 2008, Director Lipscomb received an honorarium of $5,000 for his active assistance with compensation matters and chairmanship of the Compensation Committee, Director Oribe received an honorarium of $15,000 for his extensive work with the Executive Committee and large loan approval process and Director Mayuga received an honorarium of $5,000 for his active assistance in corporate governance matters. Directors are also eligible to receive stock options under the Director Stock Option Plan (see “— Stock Incentive Plans”).

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at Board, committee and shareholder meetings, and for other reasonable expenses related to Board service such as director education.

Voluntary Retainer Stock and Deferred Compensation Plan.  In 1996, we adopted the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (the “Outside Director Plan”). The Outside Director Plan provides for the deferral of compensation earned by non-employee directors in the form of Stock Units (“Stock Units”) in a Stock Unit account (“Stock Unit Account”). Directors may elect to have up to 100% of their fees converted into stock units.

For dividends paid with respect to our common stock, each non-employee director has credited to his Stock Unit Account an additional number of Stock Units in an amount determined under the Outside Director Plan. Each non-employee director’s Stock Unit Account will be settled by delivering to the non-employee director (or his beneficiary) the number of shares of our common stock equal to the number of whole Stock Units then credited to the non-employee director’s Stock Unit Account, in either (i) a lump sum or (ii) substantially equal annual installments over a period not to exceed ten years.

To date, no amounts have been deferred under the Outside Director Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section, under the heading “Additional Information Regarding Executive Compensation,” you will find a series of tables containing specific information about compensation paid or payable to the following individuals, whom we refer to as our named executive officers:

•	George W. Haligowski, Chairman, President and Chief Executive Officer

•	Norval L. Bruce, Vice Chairman of the Board

•	Timothy M. Doyle, Executive Managing Director and Chief Financial Officer

•	Lyle C. Lodwick, Executive Managing Director and Chief Operating Officer

•	Phillip E. Lombardi, Executive Managing Director and Chief Credit Officer

As reported in our Current Report on Form 8-K filed on February 27, 2009, on February 25, 2009, Mr. Haligowski commenced a medical leave of absence from ICB and the Bank. In his absence, his decision making authority has been assumed by the Executive Committees of the Boards of Directors of ICB and the Bank. As reported in our Current Report on Form 8-K filed on December 29, 2008, Mr. Bruce retired as an executive officer effective December 31, 2008.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Compensation Philosophy and Objectives

The policies of the Compensation Committee of our Board of Directors, or the Committee, with respect to the compensation of executive officers, including the Chief Executive Officer, or CEO, are designed to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential. Overall, we seek to provide total compensation packages that are competitive in terms of total potential value to our executives, in order to create a compensation program that will adequately reward our executives for their roles in creating value for our shareholders. We intend to be competitive with other similarly situated companies in the banking and financial services industries.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within ICB, (b) the performance and profitability of ICB and the individual’s performance, and (c) our assessment of the competitive marketplace, including peer companies. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus, and long-term incentives, including equity-based awards in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites for our named executive officers have primarily consisted of life and health insurance benefits, a qualified 401(k) savings plan, nonqualified deferred compensation plans, reimbursement for certain club memberships, use of a Company-owned automobile or automobile allowance and payment of preferential interest on deposit accounts (available to all employees and directors). In an effort to reduce costs, the payment of preferential interest on deposit accounts to directors, executive officers and all other employees was eliminated effective December 31, 2008, except for time deposits, which will end on the applicable expiration date. We also eliminated the home computer and internet connection benefit being provided to certain executives and other employees, as well as the corporate limousine and driver which had been made available to certain executive officers for business use only. In addition, certain other benefits previously provided to Mr. Haligowski were eliminated, including his chartered air travel benefit, except for approximately 12 pre-paid hours set to expire if not used in 2009.

Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance, and we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment, motivation and retention.

During February 2006, the Committee conducted an overall review of our compensation plans and agreements. This review was prompted by the requirement to conform our compensation plans to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and by the fact that all shares of restricted stock under our Recognition and Retention Plan (the “RRP”), originally adopted in 1995, were allocated as of December 31, 2005. All shares allocated were also fully vested as of December 31, 2005. Our supplemental executive retirement plan (the “SERP”) provided for allocations of restricted stock issued under the RRP on a tax deferred basis through the SERP. Under his employment agreement with us dated January 28, 2000 (the “Original Employment Agreement”) and the SERP, Mr. Haligowski was entitled to receive annually an allocation under our SERP of a RRP restricted stock award equal to one-third of his base salary and an additional contribution to his SERP account following a change in control equal to 3.95 times his base salary. The SERP entitled all other SERP participants to receive an annual award equal to one-fifth of base salary. In order to provide our executive officers, including Mr. Haligowski, with a benefit comparable to what we had been providing under the SERP prior to the utilization of all remaining RRP shares in 2005, and to maximize the tax deductibility of compensation payments, we entered into (1) an amendment and restatement of Mr. Haligowski’s employment agreement, and executed a non-competition and non-solicitation agreement, with Mr. Haligowski; (2) executed change in control severance agreements with nine officers, including: Messrs. Bruce, Doyle, Lodwick and Lombardi (in the case of Messrs. Bruce and Doyle these agreements replaced their existing change in control severance agreements with us); (3) amended and restated our employer securities and non-employer securities non-qualified deferred compensation plans (the “Deferred Compensation Plans”) and our SERP primarily to conform those plans with Section 409A of the Code; (4) amended and restated our salary continuation plan (the “Salary Continuation Plan”) to conform that plan with Section 409A of the Code and to make certain other changes described below; and (5) made a clarifying amendment to our 2005 Re-Designated, Amended and Restated Employee Stock Incentive Plan (the “ESIP”) intended to ensure the deductibility under Section 162(m) of the Code of compensation attributable to stock options or stock appreciation rights that may be granted under that plan to executive officers.

Mr. Haligowski’s employment agreement was amended and the non-competition and non-solicitation agreement was entered into so that the change in control benefits he would have received under the Original Employment Agreement inclusive of the SERP change in control benefit described above under the Original Employment Agreement, together with the payments to be made to Mr. Haligowski under the non-competition and non-solicitation agreement, would not be substantially greater or less. The Salary Continuation Plan, which was originally adopted by us in March 2000 and in which Mr. Haligowski is currently the only participant, was amended to eliminate an enhanced change in control benefit, which was to provide for an increased monthly payout over ten years instead of over 15 years as with other types of termination, and to eliminate the reduction in benefit that was to occur if the participant voluntarily terminated his employment before retirement age. In addition, a number of other amendments were made to the Salary Continuation Plan to conform the plan to Section 409A of the Code, including changes to definitions, the elimination of our ability to accelerate benefits and changes to plan termination provisions. All of these plans and agreements are summarized below under “Additional Information Regarding Executive Compensation.”

In January 2009, the Committee and Mr. Haligowski agreed to submit to the FDIC certain changes to Mr. Haligowski’s employment agreement and non-competition and non-solicitation agreement and the Salary Continuation Plan to reduce, and in some cases eliminate, Mr. Haligowski’s benefits under those agreements. These changes will become effective upon confirmation from the FDIC that they do not require regulatory approval under FDIC regulations. See “Additional Information Regarding Executive Compensation — Agreements with Mr. Haligowski.”

Determination of Appropriate Pay Levels

In General.  Generally, the compensation of our executive officers is currently composed of a base salary, an annual cash bonus opportunity and equity awards in the form of stock options. For each of our named executive officers, the Committee reviews and approves all elements of compensation, taking into consideration recommendations from Mr. Haligowski (for compensation other than his own), and the individual contributions of the particular executive. With respect to Mr. Haligowski, the Committee has utilized the assistance of an independent compensation consultant, Nash and Company, Inc., which provides competitive market data with respect to CEO salary compensation. The comparison group includes other banks and thrifts in California with assets ranging from $1.0 to $10.0 billion. In addition to information provided by Nash and Company, Inc., the Committee has historically taken into account information from other sources in setting the compensation for Mr. Haligowski and other executive officers, including information from other independent members of the Board of Directors and publicly available data relating to the compensation practices and policies of other companies within our industry.

The annual cash bonus is a discretionary incentive compensation award determined by the Committee based on its assessment of the achievement of the objectives set forth in our annual business plan, including but not limited to annual loan production, asset quality, performance and earnings and individual performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

Base Salary.  We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk.

Our base salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, our overall annual strategic plan for salary increases, the Company’s performance, the executive’s individual performance, and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary at any particular percent of total compensation.

Base salary levels remained unchanged in 2008 for our named executive officers other than our Vice Chairman, Mr. Bruce. Mr. Bruce’s base salary was reduced by 50% in July 2008 as a result of a reduction in his work hours. The salary of our CEO is set by the Committee, but in accordance with his employment agreement, was established at $590,000 for 2008, the same as for 2007 and 2006. For 2009, the Committee determined not to change the base salaries of the named executive officers, due to the Company’s 2008 performance and the current operating environment.

Annual Cash Bonus Opportunity.  We provide the opportunity for our named executive officers and other executives to earn an annual cash bonus, to be awarded by the Committee in its discretion. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We typically establish annual maximum potential bonuses annually in December or January expressed as a percentage of base salary to be paid during the ensuing fiscal year. Factors to be considered by the Committee in deciding whether to award bonuses for a particular year include the extent to which we have achieved goals set forth in our business plan for the year, individual performance and the recommendation of the CEO (for awards other than his own).

For 2008, the maximum potential cash bonuses for the named executive officers, other than Mr. Haligowski, were set at up to 25% of base salary and at up to 100% of base salary for Mr. Haligowski. No bonuses were awarded for 2008 to the named executive officers. The Committee’s decision to award no bonuses was primarily based on their consideration of the fact that the Company did not achieve many of its business plan financial objectives during 2008, as well as the Company’s overall financial performance and financial condition.

Equity Awards.  We provide the opportunity for our named executive officers and other executives to earn long-term equity incentive awards. Long-term equity incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Stock options and other equity awards also align the incentives of our executives with the interests of our shareholders and with our long-term success. The Committee and board develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of SFAS No. 123(R), resulted in less compensation expense for us relative to other types of equity awards.

We grant equity awards to employees through our ESIP, which was adopted by our board and shareholders to permit the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. The material terms of the ESIP are further described below under “Additional Information Regarding Executive Compensation — Outstanding Equity Awards at December 31, 2008-Stock Incentive Plans.”

We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for stock options is established at the fair market value of the closing price of our stock on the date the Committee approves the grant. Our stock options generally have a 10-year contractual exercise term.

In general, option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term

Termination by Us Other than Cause; Disability, Retirement or Death	Forfeit Unvested	Earlier of: (1) three (3) months or (2) Remaining Option Period
Disability, Retirement or Death	Forfeit Unvested	Earlier of: (1) six (6) months or (2) Remaining Option Period
Termination for Cause	Forfeit Vested and Unvested	Expire
Other Termination	Forfeit Unvested	Earlier of: (1) Remaining Option Period or (2) 30 Days from Date of Termination
Change in Control	Accelerated*	*

*	In the event of a change in control as defined in the ESIP, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

During the last completed fiscal year, no equity awards were granted to our named executive officers.

Executive Benefits and Perquisites

Our named executive officers and other executives participate in our broad based employee benefit plans, including medical, dental, vision, insurance and our 401(k) plan (including matching contributions) and, like all other employees, were eligible to receive a preferential interest rate on interest-bearing deposit accounts prior to the discontinuation of this benefit effective December 31, 2008. These plans and benefits are available to all salaried employees and do not discriminate in favor of executive officers. We also make the SERP available to our named executive officers and the Deferred Compensation Plans available to our named executive officers and other highly compensated employees. Mr. Haligowski is currently the only participant in our Salary Continuation Plan. The material terms of these plans are further described below under “Additional Information Regarding Executive Compensation — Agreements with Mr. Haligowski — Salary Continuation Plan,” “— Nonqualified Deferred Compensation” and “— Supplemental Executive Retirement Plan.”

During 2008, we maintained for Messrs. Haligowski, Doyle, Lodwick and Lombardi a supplemental term life insurance benefit. We pay the policy premiums and gross-up the officers’ compensation for the tax liability they incur as a result of this benefit. Per his employment agreement, Mr. Haligowski’s policy is for $1,700,000 (four times his base salary). The policy amount for each of Messrs. Doyle, Lodwick and Lombardi is $250,000.

We also provide additional personal benefits and perquisites as an additional incentive for our executives, to remain competitive in the general marketplace for executive talent and to minimize distractions from the executive’s attention to important ICB initiatives. The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

For the last completed fiscal year, we provided the following personal benefits and perquisites to our named executive officers:

Executive Benefit	Description

Automobile Plan	Certain executives are provided with a Company-owned automobile or an automobile allowance pursuant to our automobile policy.
Reimbursed Life Insurance Premiums	We reimburse certain executives for certain life insurance premium payments.
Computer Equipment and Internet Connection Service	We provide certain executives with computer equipment and an internet connection for use in their homes. This benefit was terminated in December 2008.
Club Memberships	Certain executives have their club membership dues reimbursed.

In addition, ICB makes available a corporate limousine and driver to certain executive officers for business use only; however, the Committee determined in December 2008 to eliminate this benefit on or before the vehicle lease expiration in April 2009. Mr. Haligowski also receives a housing allowance and reimbursement for financial counseling and tax preparation, reimbursement for a non-equity membership in one private club in an initial amount not to exceed $7,500 with monthly dues of $400 (as may be increased or decreased by the club), reimbursement for his reasonable expenses and costs associated with his memberships in the Young Presidents’ Organization (“YPO”), World Presidents’ Organization (“WPO”) and the Harvard Business School Alumni Association, and tax reimbursement payments. The Committee believes that such benefits are appropriate and often assisted Mr. Haligowski in fulfilling his employment obligations. In addition, Mr. Haligowski had been provided with the use of a chartered aircraft for up to 35 hours per year; however, this benefit was eliminated in December 2008, except for approximately 12 pre-paid hours set to expire if not used in 2009. The cost for chartered aircraft use is based on the duration of the flight, not on the number of passengers. We do not incur any additional costs for adding passengers when there are seats available on the aircraft. Accordingly, we do not assign any cost for family members accompanying Mr. Haligowski on any of those flights. We gross-up his compensation or otherwise reimburse his taxes on any income imputed as a result of personal aircraft usage. However, as a result of Internal Revenue Service rules, executives are imputed income for any family members or other personal guests who may accompany the executive officer on any flights. In instances where family member or other personal guest attendance has been related to the business purpose of the trip, we have grossed-up Mr. Haligowski’s compensation to cover taxes on any income imputed as a result of their attendance.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2008, are included in the “All Other Compensation” column of the Summary Compensation Table.

Change in Control and Severance Benefits

We provide the opportunity for Mr. Haligowski and our executive officers to be protected in the event of a change of control and/or an “involuntary termination” of employment following a change of control of ICB. Mr. Haligowski may also receive certain payments and benefits pursuant to his employment agreement if his employment is involuntarily terminated not in connection with a change in control. The purpose of providing these change in control payments and benefits is to attract and retain executives of the highest caliber and mitigate the risk to these executives that their employment will be involuntarily terminated in the event we are acquired.

Mr. Haligowski’s employment agreement and his non-competition and non-solicitation agreement, and Mr. Bruce’s and Mr. Doyle’s change of control agreements provide for certain payments and benefits upon a change of control. Each of these agreements was entered into in 2006 and was individually negotiated by the Committee and management. In Mr. Haligowski’s case these agreements were negotiated to be generally consistent with the amount of benefits and terms of his prior severance benefits under his original employment agreement. In the case of Messrs. Bruce and Doyle, these agreements replaced the requirement contained in their prior change of control agreements that an involuntary termination occur with any termination of employment (other than for cause) as a trigger for payment. The Committee eliminated this requirement in recognition of their years of service to us relative to the other executive officers, and that these individuals are not receiving any substituted benefit to make up for the lack of SERP allocations in 2006 and thereafter. A cap was placed on the amount of their cash payment.

The change of control agreements for Messrs. Lodwick and Lombardi provide for certain payments and benefits if their employment is involuntarily terminated in connection with or within 24 months after a change in control of ICB. Each of these change in control severance agreements thus requires a “double trigger” in order for any payments or benefits to be provided to the named executive officer in connection with or following a change in control — in other words, both a change in control and an involuntary termination of employment (which includes a voluntary termination by the executive following a material reduction in his duties, responsibilities or benefits) must occur. At the same time, the mere sale of ICB will not automatically trigger a payout, as our intention is to induce the executive to remain employed following a change in control so long as the acquiring Company so desires without a material reduction in the executive’s duties, responsibilities or benefits. Our severance and change in control provisions for the named executive officers are summarized in “Additional Information Regarding Executive Compensation — Agreements with Mr. Haligowski” and “— Change of Control Agreements.”

We believe these severance and change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. We also believe that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We are currently generally prohibited under FDIC regulations from paying any change in control or other severance benefits without the prior approval of the Federal Reserve Board and concurrence from the FDIC. In this regard, in January 2009, the Committee and Mr. Haligowski agreed to submit to the FDIC certain changes to Mr. Haligowski’s employment agreement that would, among other things, reduce his severance benefits under his employment agreement. These changes will become effective upon confirmation from the FDIC that they do not require regulatory approval under FDIC regulations. See “Additional Information Regarding Executive Compensation — Agreements with Mr. Haligowski.”

Additional information regarding applicable severance and change in control benefits for the named executive officers is provided under the heading “Potential Payments Upon Termination of Employment.”

Impact of Accounting and Tax Treatments of Compensation

Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation. The Committee has reviewed and will continue to review on an ongoing basis our executive compensation programs, and propose appropriate modifications to these programs, if the Committee deems them necessary, with a view toward implementing our compensation programs in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m). The Committee will balance these considerations against the need to be able to compensate executives in a manner commensurate with performance and the competitive environment for executive talent. While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that the certain plan content and grant procedure requirements are met), cash and other equity-based awards (including but not limited to restricted stock) must be subject to shareholder-approved performance criteria in order to so qualify. In this regard, the ESIP approved by shareholders authorizes the awarding of equity-based performance awards that constitute qualified performance-based compensation exempt from the $1 million deductibility limit of Section 162(m).

With our adoption, effective January 1, 2006, of SFAS No. 123(R), which requires the recognition of compensation expense for stock options, we do not expect the accounting treatment of differing forms of equity awards to vary significantly. Accordingly, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the foreseeable future.

Role of Executive Officers in Determining Compensation

Our Chief Executive Officer, Mr. Haligowski, recommends to the Committee base salary, maximum potential cash bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself). Mr. Haligowski makes these recommendations to the Committee based on publicly available industry data and qualitative judgments regarding individual performance. Mr. Haligowski is not involved with any aspect of determining his own compensation.

Additional Information Regarding Executive Compensation

2008 Summary Compensation Table

The following table sets forth the compensation earned for the year ended December 31, 2008 by the named executive officers:

							Change in
							Pension
							Value and
							Non-qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other		Total
Name and Principal Position	Year	Salary	Bonus	Awards	Awards(1)	Compensation	Earnings	Compensation(2)		Compensation

George W. Haligowski	2008	$590,000	$—	$—	$61,892	$—	$27,299	$415,053	(3)	$1,094,244
Chairman of the Board, President and Chief Executive Officer	2007	$590,000	$482,451	$—	$24,644	$—	$33,862	$440,774		$1,571,731
Norval L. Bruce	2008	$62,050	$—	$—	$1,494	$—	$34,687	$56,536	(4)	$154,767
Vice Chairman of the Board	2007	$196,200	$31,025	$—	$988	$—	$32,116	$68,537		$328,866
Timothy M. Doyle	2008	$259,875	$—	$—	$24,755	$—	$—	$36,837	(5)	$321,467
Executive Managing Director and Chief Financial Officer	2007	$259,900	$64,969	$—	$9,862	$—	$—	$37,306		$372,037
Lyle C. Lodwick	2008	$247,200	$—	$—	$24,755	$—	$—	$32,910	(6)	$304,865
Executive Managing Director and Chief Operating Officer	2007	$247,200	$61,800	$—	$9,862	$—	$—	$24,451		$343,313
Phillip E. Lombardi	2008	$205,000	$—	$—	$24,755	$—	$—	$29,139	(7)	$258,894
Executive Managing Director and Chief Credit Officer	2007	$192,600	$51,250	$—	$9,862	$—	$—	$15,430		$269,142

(1)	Reflects the dollar amount recognized for financial statement reporting purposes, in accordance with SFAS No. 123(R), of stock options awarded under our ESIP (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions). The assumptions we used in calculating this amount are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 under Item 8. Financial Statements and Supplementary Data — Condensed Consolidated Financial Statements — Notes to Financial Statements — Note 1 — Summary of Significant Accounting Policies — Stock-Based Compensation.

(2)	Included within this column is the incremental cost to the Company associated with the named executive’s personal use of a Company-owned automobile, based on the depreciation expense incurred by the Company for the year.

(3)	For 2008, represents the aggregate incremental cost to us of perquisites and other personal benefits, and other compensation provided, totaling $340,053, including: (a) $42,000 in supplemental housing payments, (b) $131,106 in preferential interest on employee savings accounts in 2008 (available to all employees), (c) $87,840 for Mr. Haligowski’s personal use of chartered air transportation service paid for by the Company, and (d) $18,953 for club memberships and meeting attendance related expenses. Additional amounts included within “All Other Compensation” for 2008 include life insurance premiums, employer contributions to ICB’s 401(k) plan, financial counseling and tax preparation fees, home computer equipment and internet service, and reimbursements for tax obligations incurred by Mr. Haligowski.

(4)	For 2008, represents the aggregate incremental cost to us of perquisites and other personal benefits, and other compensation provided, totaling $56,536, including $37,191 in preferential interest on employee savings accounts. Additional amounts included within “All Other Compensation” for 2008 include life insurance premiums, employer contributions to ICB’s 401(k) plan, home computer equipment and internet service, and club memberships.

(5)	For 2008, represents the aggregate incremental cost to us of perquisites and other personal benefits, and other compensation provided, totaling $36,837, including $13,357 in preferential interest on employee savings accounts. Additional amounts included within “All Other Compensation” for 2008 include life insurance premiums, employer contributions to ICB’s 401(k) plan, and home computer equipment.

(6)	For 2008, represents the aggregate incremental cost to us of perquisites and other personal benefits, and other compensation provided, totaling $32,910, including $8,212 in preferential interest on employee savings accounts. Additional amounts included within “All Other Compensation” for 2008 include life insurance premiums, and employer contributions to ICB’s 401(k) plan.

(7)	For 2008, represents the aggregate incremental cost to us of perquisites and other personal benefits, and other compensation provided, totaling $29,139. Amounts included within “All Other Compensation” for 2008 include life insurance premiums, employer contributions to ICB’s 401(k) plan, and preferential interest on employee savings accounts.

Agreements with Mr. Haligowski

Set forth below is a description of the current terms of Mr. Haligowski’s employment agreement, non-competition and non-solicitation agreement and Salary Continuation Plan, as well as changes to these agreements that the Compensation Committee and Mr. Haligowski agreed in January 2009 to submit to the FDIC. These changes will become effective upon confirmation from the FDIC that they do not require regulatory approval under FDIC regulations.

Employment Agreement — Current Terms.  On February 24, 2006, we entered into an amended and restated employment agreement with Mr. Haligowski, which constituted an amendment and restatement of his Original Employment Agreement with ICB dated January 28, 2000 (the “Employment Agreement”). The Employment Agreement has a five-year term which commenced effective as of January 1, 2006 and is renewable on each subsequent January 1st, as long as neither ICB, nor the Bank, has notified Mr. Haligowski at least 90 days in advance that the term will not be so extended. If a “change in control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, then notwithstanding the delivery of any notice of non-renewal to Mr. Haligowski, the employment term will automatically be extended until five years after the date of the change in control.

The Employment Agreement entitles Mr. Haligowski to: (1) an annual base salary of not less than $590,000; (2) participate in any performance-based awards and discretionary bonuses paid to executive officers; (3) receive a minimum monthly housing allowance of $3,500 and, at his election, a minimum monthly automobile allowance of $2,600 or the use of a vehicle pursuant to our automobile policy; (4) receive a personal life insurance policy, with premiums paid by us, providing a death benefit of at least four times his annual base salary; (5) receive memberships paid by us in certain organizations and clubs; (6) up to $6,500 per year, plus imputed taxes, for the maintenance of his personal estate and tax planning; and (7) participate in benefit plans and receive other fringe benefits provided by us.

The Employment Agreement provides that if Mr. Haligowski is “involuntarily terminated” prior to a change in control, then he will: (1) receive a prorated lump sum payment based on the amount of cash bonus and other cash incentive compensation paid to him for our last completed fiscal year; (2) either (a) continue to receive monthly through the remaining term of the agreement one-twelfth of his base salary at the highest annual rate in effect during the three years before the termination date and one-twelfth of the average amount of cash bonus and cash incentive compensation earned by him during the two fiscal years preceding the termination date or (b) at his election, receive the amount of all payments described in (a) in a lump sum; (3) either (a) continue to receive for himself and his dependents substantially the same medical, dental and disability benefits at the same cost to him for five years after the date of termination, reduced to the extent he receives substantially the same coverage at substantially the same cost to him from another employer, or (b) at his election (or at our election, if coverage under our group plan is not available to Mr. Haligowski and his dependents), receive an amount in cash equal to the premium cost being paid by us before the termination date; (4) be provided with office space and secretarial support of the same type provided during his employment for 18 months after the termination date; (5) receive title to owned or leased vehicle being used by him; (6) receive all interests maintained by us in life insurance policies maintained on his life, including the cash surrender values; and (7) become vested in all of his outstanding unvested stock options and restricted stock awards held in the SERP.

The Employment Agreement provides that if Mr. Haligowski is involuntarily terminated in connection with or within five years after a change in control of ICB, then he will receive a lump sum payment equal to 299% of his “base amount,” as defined in Section 280G of the Code, less the present value of the benefits to be received by him under ICB’s Salary Continuation Plan and the accelerated vesting present value of stock options and restricted stock, to the extent such amounts are required to be considered in the calculation of parachute payments under Section 280G of the Code (the “Lump Sum Change in Control Payment”). Instead of receiving the full amount of the Lump Sum Change in Control Payment, however, Mr. Haligowski may elect to receive the continued health, medical and disability insurance benefits, 18 months of office space and secretarial support, title to his Company-

owned or leased vehicle and ICB’s interests in the life insurance policies on his life, each as described in the immediately preceding paragraph, in which case the amount of the Lump Sum Change in Control Payment will be reduced by the present value of these elected benefits (the “Elective Benefits”). In no event may the Lump Sum Change in Control Payment, prior to reduction for Elective Benefits, exceed the aggregate of 100% of the total value of the payments and benefits Mr. Haligowski would receive under the Employment Agreement if the involuntarily termination occurred prior to a change in control, plus 150% of his annual base salary in effect before the change in control. This resulting aggregate amount is equal to the value of Mr. Haligowski’s change in control benefits under the Original Employment Agreement, excluding the SERP change in control benefit referred to in the Original Employment Agreement of 3.95 times his annual base salary but inclusive of the life insurance benefit described in the preceding paragraph (the “Original Agreement Adjusted Change in Control Benefit”). The Employment Agreement provides that if a change in control occurs on or after January 1, 2008, the Lump Sum Change in Control Payment prior to reduction for Elective Benefits may not be less than the Original Agreement Adjusted Change in Control Benefit less $1.0 million, notwithstanding the fact that this amount exceeds 299% of Mr. Haligowski’s base amount.

The Employment Agreement provides that if any of the change in control payments or benefits to be provided under the agreement in combination with any payments or benefits under other plans or arrangements constitute “excess parachute payments” under Section 280G of the Code, Mr. Haligowski will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax consequently imposed upon him under Section 4999 of the Code.

The term “Change in Control” means the occurrence of any of the following events with respect to ICB, or with respect to the Bank: (1) any person (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of ICB, or the Bank representing 33.33% or more of ICB’s or the Bank’s outstanding securities; (2) individuals who are members of the Board of Directors of ICB or the Bank on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board, or whose nomination for election by ICB’s or the Bank’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of ICB or the Bank, or a similar transaction in which ICB or the Bank is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (4) a merger or consolidation of ICB or the Bank with any other corporation other than a merger or consolidation in which the voting securities of ICB or the Bank outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of ICB or the Bank or the surviving entity outstanding immediately after such merger or consolidation. The term “Change in Control” shall not include: (1) an acquisition of securities by an employee benefit plan of ICB or the Bank; (2) any of the above mentioned events or occurrences involving any other subsidiary of ICB or the Bank, although this may be amended at a later date; or (3) any of the above mentioned events or occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition. The term “involuntary termination” is defined to include termination of Mr. Haligowski’s employment by ICB or the Bank (other than for cause or due to retirement after attaining age 65) without his consent, by Mr. Haligowski following a material reduction of or interference with his duties, responsibilities or benefits without his consent or by ICB or the Bank (or their successors) or by Mr. Haligowski at the time of or within five years after a Change in Control.

Under the Employment Agreement, if Mr. Haligowski is terminated due to disability or death, then he or his estate will be entitled to the same payments and benefits to which he would have been entitled if he were involuntarily terminated prior to a change in control, other than the continued use of office space and secretarial support, plus a prorated amount of any bonus or other incentive compensation for the year in which the termination occurs. If Mr. Haligowski voluntarily terminates his employment other than for a reason that constitutes involuntary termination or other than in connection with or within five years after a change in control, he will receive his base salary and benefits earned through the date of termination plus any benefit continuation required by law. If Mr. Haligowski’s employment is terminated for cause, ICB will have no obligations to him under the Employment Agreement, other than any benefit continuation required by law.

Employment Agreement-Proposed Changes.  The proposed changes to Mr. Haligowski’s employment agreement include the following:

•	A shortening of the term of the agreement from five years to three, renewable annually as under the current agreement. In addition, a change in control severance benefit would be payable if Mr. Haligowski is terminated in connection with or within two years after a change in control, rather than within five years after a change in control, as the agreement currently provides.

•	A change in the automobile allowance provision, from a minimum of $2,600 per month to a maximum of $1,000 per month or, as under the current agreement, the use of a Company vehicle under the Company’s automobile policy.

•	A reduction in the severance benefit payable to Mr. Haligowski in the event he is involuntarily terminated prior to a change in control to (1) a lump sum payment equal to one-half of his annualized base salary then in effect (which is consistent with the Company’s general severance policy of one month’s salary for each month of employment with the Company, not to exceed six months); and (2) a continuation of medical, dental and disability benefits for six months (instead of five years) following the termination of his employment.

•	A change to the benefits payable to Mr. Haligowski in the event he is involuntarily terminated in connection with or within two years (instead of five years, as under the current agreement) following a change in control to (1) a lump sum payment equal to three times the average cash compensation earned by him (including deferred amounts) during the three preceding calendar years and (ii) continued medical, dental and disability coverage for 18 months.

•	The elimination of the tax gross-up benefit provided under the current agreement in the event Mr. Haligowski’s change in control benefits (whether under his employment agreement or otherwise) exceed 299% of his “base amount” under Section 280G of the Code. Instead, these payments would be reduced, if necessary, to ensure that Mr. Haligowski’s change in control benefits do not exceed 299% of his base amount.

Non-competition and Non-solicitation Agreement — Current Terms.  We entered into a non-competition and non-solicitation agreement (the “Non-Competition Agreement”) with Mr. Haligowski on February 24, 2006. Like the Employment Agreement, the Non-Competition Agreement has a five-year term which commenced effective as of January 1, 2006. Mr. Haligowski’s forbearance obligations under the Non-Competition Agreement begin on his employment termination in connection with or following an acquisition of ICB or the Bank and continue for three years thereafter (the “Restricted Period”). Mr. Haligowski will receive aggregate payments of $3.5 million during the Restricted Period in consideration of his compliance with his obligations under the Non-Competition Agreement during the Restricted Period. ICB has the unilateral right to extend the term of the Non-Competition Agreement for an additional five year term by adjusting the compensation to be paid to Mr. Haligowski under that agreement.

Non-competition and Non-solicitation Agreement — Proposed Changes.  The proposed changes to the non-competition and non-solicitation agreement would provide for total payments to Mr. Haligowski in an amount equal to the lesser of (i) 1.5 times his total cash compensation (including deferred amounts) during the calendar year preceding his termination of employment and (ii) $1.5 million. Thus, the proposed change would reduce the total payments to Mr. Haligowski by at least 50%. In addition, the proposed changes would give ICB the option to terminate the agreement after the first year of the Restricted Period; no such right exists under the current agreement.

Salary Continuation Plan — Current Terms.  The Salary Continuation Plan, which was originally adopted by ICB in March 2000 and in which Mr. Haligowski is currently the only participant, provides that if the participant’s employment is terminated for any reason other than cause, or if the participant retires after attaining age 65, the participant will begin receiving an annual salary continuation benefit six months thereafter (or starting on the first day of the next calendar month, if termination is due to death or disability), payable monthly over 15 years. The amount of Mr. Haligowski’s annual salary continuation benefit is 75% of his average annual base salary for the three full calendar years preceding the year in which termination occurs or in which he attains age 65.

Salary Continuation Plan — Proposed Change.  It has been proposed that the Salary Continuation Plan be amended to eliminate the annual contribution that must be made by ICB to a grantor trust to fund its obligations under the Salary Continuation Plan. This would not eliminate ICB’s obligation to fully fund its obligations under the Salary Continuation Plan in the event of a change in control.

Information regarding applicable severance and change in control benefits for Mr. Haligowski under the current terms of his agreements is provided under the heading “Potential Payments Upon Termination of Employment.”

Split-Dollar Agreement.  In 1996, the Company entered into a split-dollar agreement with Mr. Haligowski relating to a $1.2 million policy on his life. Mr. Haligowski is the owner of this policy and currently pays the annual premium. Upon Mr. Haligowski’s death, the Company will be entitled to a portion of the policy proceeds equal to the amount of premiums it paid in previous years, with Mr. Haligowski’s beneficiary entitled to the remaining policy proceeds.

2008 Grants of Plan-Based Awards

No stock options or other plan-based awards were granted in 2008 to the named executive officers.

Outstanding Equity Awards At December 31, 2008

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2008:

						Stock Awards
									Equity
								Equity	Incentive
	Option Awards							Incentive	Plan Awards:
			Equity Incentive					Plan Awards:	Market or
			Plan Awards:					Number of	Payout
	Number of	Number of	Number of					Unearned	Value of
	Securities	Securities	Securities			Number of	Market Value	Shares,	Unearned
	Underlying	Underlying	Underlying			Shares or	of Shares	Units or	Shares,
	Unexercised	Unexercised	Unexercised			Units of	or Units	Other Rights	Units or
	Options	Options	Unearned	Option	Option	Stock That	of Stock	That Have	Other Rights
	(#)	(#)	Options	Exercise	Expiration	Have Not	That Have	Not Vested	That Have
Name	Exercisable	Unexercisable	(#)	Price	Date	Vested (#)	Not Vested	(#)	Not Vested

George W. Haligowski	10,000	—	—	$14.00	2/2/2009	—	—	—	—
	37,500	—	—	$23.00	2/19/2012	—	—	—	—
	50,000	—	—	$48.46	12/19/2015	—	—	—	—
	8,333	16,667(1)	—	$30.75	8/8/2017	—	—	—	—

Total	105,833	16,667
Norval L. Bruce	10,500	—	—	$23.00	6/18/2009	—	—	—	—
	12,500	—	—	$48.46	6/18/2009	—	—	—	—
	333	—	—	$30.75	6/18/2009	—	—	—	—

Total	23,333	—
Timothy M. Doyle	15,000	—	—	$14.00	2/2/2009	—	—	—	—
	5,000	—	—	$11.00	1/31/2010	—	—	—	—
	15,000	—	—	$23.00	2/19/2012	—	—	—	—
	25,000	—	—	$48.46	12/19/2015	—	—	—	—
	3,333	6,667(1)	—	$30.75	8/8/2017	—	—	—	—

Total	63,333	6,667
Lyle C. Lodwick	35,000	—	—	$54.25	8/8/2015	—	—	—	—
	12,500	—	—	$48.46	12/19/2015	—	—	—	—
	3,333	6,667(1)	—	$30.75	8/8/2017	—	—	—	—

Total	50,833	6,667
Phillip E. Lombardi	22,500	—	—	$53.33	6/24/2015	—	—	—	—
	7,500	—	—	$48.46	12/19/2015	—	—	—	—
	3,333	6,667(1)	—	$30.75	8/8/2017	—	—	—	—

Total	33,333	6,667

(1)	The vesting schedule of this option is as follows: one-half on August 8, 2009 and one-half on August 8, 2010.

Stock Incentive Plans.  On July 27, 2005, ICB’s shareholders approved the ESIP and the 2005 Re-Designated, Amended and Restated Stock Option Plan For Nonemployee Directors (the “Director Option Plan” and together with the ESIP the “Stock Option Plans”). The Stock Option Plans were originally approved by shareholders on October 18, 1995 and amendments and restatements of these plans were approved by shareholders on July 27, 2005.

In accordance with the Stock Option Plans, officers, directors and our employees are eligible to receive options to purchase common stock. Under the ESIP, officers and employees are also eligible for awards of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. The purpose of the Stock Option Plans is to enable us to attract, retain and motivate employees by providing for or increasing their proprietary interests in ICB, and in the case of nonemployee directors, to attract such directors and further align their interests with our interests. Every one of our employees is eligible to be considered for the grant of awards under the ESIP. The maximum number of shares of common stock that may be issued pursuant to awards granted under the ESIP is 1,561,000 shares, provided that each share issued pursuant to awards of stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units counts against this limit as two shares. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Director Option Plan is 70,000 shares. The maximum number of shares of common stock and shares with respect to outstanding awards under the Stock Option Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or similar event.

The Stock Option Plans are administered by the Committee and, other than with respect to formula awards under the Director Option Plan described below, the Committee has full authority to select the employees and directors to receive awards and to grant such awards. Subject to provisions of the Stock Option Plans, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto. The expenses of administering the Stock Option Plans are borne by us.

The ESIP authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of common stock or any other security or benefit with a value derived from the value of common stock. Awards to employees are not restricted to any specified form or structure and may include but are not limited to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. Under the Director Option Plan, each person who was a non-employee director on the original effective date of the plan (October 18, 1995) automatically received as of that date, and each person who became or becomes a non-employee director after the original effective date of the plan automatically received or will receive, as of the date such person became or becomes a non-employee director, non-qualified stock options to acquire 5,000 shares of common stock, subject to adjustment as described above, vesting in full on the one-year anniversary of the date of grant (referred to as the “initial award”). On the first, second, third, fourth and fifth anniversaries of the initial award, each non-employee director automatically received or will receive non-qualified stock options to acquire 1,000 shares of common stock, subject to adjustment as described above, vesting in full on the one-year anniversary of the date of grant (referred to as the “anniversary awards”). In addition to the anniversary awards, each non-employee director is eligible to receive grants of non-qualified stock options from time to time in the sole discretion of the Committee.

In the event of a change in control of ICB all awards under the Stock Option Plans shall vest 100%. For purposes of the Stock Option Plans, a “change in control” shall mean any of the following events:

(a) we receive a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Exchange Act disclosing that any person, group, corporation or other entity is the beneficial owner directly or indirectly of 30% or more of our outstanding common stock;

(b) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than us or any corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of stock in us, purchases shares pursuant to a tender offer or exchange offer to acquire any of our common stock, (or securities convertible into our common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of our outstanding common stock;

(c) our shareholders approve (a) any consolidation or merger in which we or any corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our common stock is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets; or

(d) there shall have been a change in a majority of the members of our Board of Directors within a 12 month period unless the election or nomination for election by our shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12 month period.

Awards may not be granted under the Stock Option Plans after July 27, 2015, the tenth anniversary of the shareholder approvals of the amendments and restatements of the Stock Option Plans.

2008 Option Exercises and Stock Vested

During the year ended December 31, 2008, no stock options were exercised by any named executive officer and no shares of restricted stock vested for any named executive officer.

Nonqualified Deferred Compensation

The following table sets forth information about compensation payable to each named executive officer under the Deferral Plan (as defined below):

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY(1)	in Last FY	Last FY(2)	Distributions	Last FYE

George W. Haligowski	$456,580	$—	$(1,784,350)	$—	$2,057,430
Norval L. Bruce	$47,230	$—	$15,410	$—	$1,817,640
Timothy M. Doyle	$52,720	$—	$(43,939)	$—	$8,780
Lyle C. Lodwick	$—	$—	$—	$—	$—
Phillip E. Lombardi	$—	$—	$—	$—	$—

(1)	The entire amount is reported as compensation for 2008 in the Summary Compensation Table under the “Salary” and “Bonus” column.

(2)	Based on the performance during 2008 of the investment options (including, among others, our Common Stock). Of the amounts shown, $27,299 and $34,687, representing the portion of the preferential interest credited to the accounts of Mr. Haligowski and Mr. Bruce, respectively, were reported as compensation for 2008 in the Summary Compensation Table under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column.

The Imperial Capital Bancorp, Inc. Supplemental Salary Savings Plan (the “Supplemental Plan”) and Nonqualified Deferred Compensation Plan (the “Deferral Plan”) are designed to provide additional retirement benefits for certain officers and highly compensated employees. The Supplemental Plan provides participating employees with an opportunity to make up benefits not available under the 401(k) Plan due to any application of limitations on compensation and maximum benefits under the 401(k) Plan. Benefits under the Supplemental Plan are provided at the same time and in the same form as benefits under the 401(k) Plan, and become taxable to the participant at that point. None of the named executive officers currently participates in the Supplemental Plan. The Deferral Plan allows a participant to defer receipt of, and current taxation upon, designated portions of the participant’s direct cash compensation until a future date specified by the participant. Both of these plans are unfunded plans, meaning that all benefits payable thereunder are payable from our general assets, and funds available to pay benefits are subject to the claims of our general creditors. We have established a Rabbi Trust with a third party FDIC insured financial institution which holds the contributions to the Supplemental Plan and Deferral Plan, for the purpose of providing the benefits set forth under the terms of the plans. Participants only have the rights of unsecured creditors with respect to the Rabbi Trust assets.

Supplemental Executive Retirement Plan

Pursuant to the SERP, the Committee allocated to participants on a tax-deferred basis shares of restricted stock issued to the SERP under our RRP. The last remaining RRP shares held in the SERP were allocated to SERP participants in 2005. Under the terms of the SERP, Mr. Haligowski received an annual restricted stock allocation equal to one-third of his base salary and all other participants received an annual restricted stock allocation equal to one-fifth of base salary, subject to the approval of the Committee, which could also allocate a greater or lesser award or no award in its discretion. For this purpose, each share of common stock issued to the SERP has been valued at $9.00 per share, the fair market value of the common stock on the date of issuance from the RRP to the SERP. All awards made under the SERP are now fully vested. The following table sets forth information about the SERP benefits payable to each named executive officer:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
Name	in Last FY	in Last FY	Last FY(1)	Distributions	Last FYE

George W. Haligowski	$—	$—	$(2,654,959)	$—	$381,929
Norval L. Bruce	$—	$—	$(615,898)	$—	$88,643
Timothy M. Doyle	$—	$—	$(513,839)	$—	$73,963
Lyle C. Lodwick	$—	$—	$(53,105)	$—	$7,843
Phillip E. Lombardi	$—	$—	$(45,382)	$—	$6,718

(1)	Includes value of additional shares allocated pursuant to dividend reinvestment, as well as the change in fair value during the year related to SERP shares maintained within each participants’ respective trust account. None of these amounts were reported as compensation for 2008 in the Summary Compensation Table.

Change of Control Agreements

We entered into change in control severance agreements with Messrs. Bruce, Doyle, Lodwick and Lombardi. In the case of Messrs. Bruce and Doyle, these agreements replaced their existing change in control severance agreements with the Company. The terms of the agreements are three years for the agreements with Messrs. Bruce and Doyle and one year for the agreements with Messrs. Lodwick and Lombardi, beginning effective as of February 1, 2006 and renewable on each subsequent February 1st, as long as neither the Company nor the officer gives notice to the other at least 90 days in advance that the term will not be so extended. If a “change in control” occurs during the term of the agreement, then notwithstanding the delivery of any non-renewal notice, the agreement term will automatically be extended until three years, in the case of the agreements with Messrs. Bruce and Doyle, or two years, in the case of the agreements with Messrs. Lodwick and Lombardi, after the date of the change in control.

The agreements with Messrs. Bruce and Doyle provides that if their employment is “terminated without cause” which means a termination for any reason other than cause within six months before or within three years after a change in control, or if the officer terminates his employment for any reason within one year after a change in control, he will: (1) receive a lump sum payment equal to 299% of his “base amount” (not to exceed $1.0 million in the case of Mr. Bruce and $1.25 million in the case of Mr. Doyle); (2) either (a) continue to receive substantially the same health, dental and life insurance benefits for two years after the termination date, in the case of Mr. Bruce, and three years after the termination date, in the case of Mr. Doyle, or (b) at his election, (or at the Company’s election, if coverage under the Company’s group plan is not available to the officer) receive an amount in cash equal to the premium cost being paid by the Company before the termination date; (3) receive title to the Company-owned or leased vehicle being used by him or, if the officer receives a monthly car allowance in lieu of a Company vehicle, an amount in cash equal to 24 times, in the case of Mr. Bruce, and 36 times, in the case of Mr. Doyle, the greater of the monthly allowance on the date of the change in control or on the termination date; and (4) become vested in all of his outstanding unvested stock options and restricted stock awards. Mr. Bruce is no longer entitled to change in control benefits under his agreement as a result of his retirement effective December 31, 2008.

The agreements with Messrs. Lodwick and Lombardi provide that if the officer’s employment is “involuntarily terminated” in connection with or within two years after a change in control, he will: (1) receive a lump sum payment equal to the sum of (a) 1.5 times his base salary on the date of the change in control or the date of termination, whichever is greater and (b) a prorated bonus amount for the year in which the termination occurs based on the officer’s prior year annual bonus, (2) either (a) continue to receive substantially the same health, dental and life insurance benefits for 18 months after the termination date or (b) at his election (or at the Company’s election, if coverage under the Company’s group plan is not available to the officer), receive an amount in cash equal to the premium cost being paid by the Company before the termination date; (3) receive title to the Company-owned or leased vehicle being used by him or, if the officer receives a monthly car allowance in lieu of a Company vehicle, an amount in cash equal to 18 times the greater of the monthly allowance on the date of the change in control or on the termination date; and (4) become vested in all of his outstanding unvested stock options and restricted stock awards. The term “Involuntary Termination” means the termination of the employment of the executive without his express written consent or a material diminution of or interference with the executive’s duties, responsibilities and benefits as these same duties, responsibilities and benefits exist the day prior to the Change of Control, including (without limitation) any of the following actions unless consented to in writing by the executive: (1) a requirement that the executive be based at a place other than the executive’s work location immediately prior to the Change of Control or within 35 miles thereof, except for reasonable business travel; (2) a material demotion of the executive; (3) a material reduction in the number or seniority of other personnel reporting to the executive or a material reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the executive, other than as part of a company-wide reduction in staff; (4) a material adverse change in the executive’s salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the company; (5) a material permanent increase in the required hours of work or the workload of the executive; (6) a material change in the reporting relationship to which the executive reports prior to the Change of Control; or (7) a material increase or decrease in business responsibilities and duties, such that the executive’s qualifications as utilized prior to the Change of Control are no longer consistent with the qualifications needed for the revised position. The term “Involuntary Termination” does not include termination for cause, termination of employment due to retirement on or after the executive attains age 65, death, or termination of employment by us due to disability.

Each agreement provides that to the extent the value and amounts of benefits under the agreement, together with any other amounts and the value of other benefits received by the officer in connection with a change in control would cause any amount to be non-deductible by the Company pursuant to Section 280G of the Code, then the amounts and benefits under the agreement will be reduced to the extent necessary to avoid the non-deductibility of any such amounts and benefits under Section 280G, assuming a change in control.

A “Change in Control” means the occurrence of any of the following events with respect to the Company: (1) any person (as the term is used in section 13(d) and 14(d) of the Exchange Act is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33.33% or more of the Company’s outstanding securities; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Company ’s shareholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (5) a merger or consolidation of the Company with any other corporation other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation. The term “Change in Control” shall not include: (1) an acquisition of securities by an employee benefit plan of the Company; or (2) any of the above mentioned events or occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition.

Potential Payments Upon Termination of Employment

The following tables summarize the approximate value of the termination payments and benefits that the named executive officers would have received if their employment had been terminated on December 31, 2008 under the circumstances shown (as opposed to, in the case of Mr. Bruce, termination as a result of retirement on that date). The tables exclude (i) amounts accrued through December 31, 2008 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under our 401(k) plan, and (iii) vested account balances under our Deferral Plan and the SERP, as described under “Nonqualified Deferred Compensation” and “Supplemental Executive Retirement Plan.” In addition, we are currently generally prohibited under FDIC regulations from providing the termination payments and benefits reflected in the tables without the prior approval of the Federal Reserve Board and concurrence from the FDIC. The amounts payable to Mr. Haligowski reflect the current terms of his agreements, and not any of the proposed changes to those agreements. See “Agreements with Mr. Haligowski.”

George W. Haligowski

				Accelerated
				Vesting of	Death		Payment
	Lump Sum	Salary/Bonus	Health	Stock and	Benefit Under		of 299%	Tax
	Prorated	Continuation and	Coverage	Option	Life Insurance	Other	of ‘‘Base	Gross Up
Termination Scenario	Bonus(1)	Non-Compete(2)	Continuation(3)	Awards(4)	Policies(5)	Benefits(6)	Amount”(7)	Payment(8)

If termination for cause occurs	$—	$—	$—	$—	$—	$—	$—	$—
If voluntary termination (not constituting “Involuntary Termination” under Employment Agreement) occurs	$—	$4,682,000	$—	$—	$—	$—	$—	$—
If “Involuntary Termination” under Employment Agreement (not in connection with or within five years after change in control) occurs	$483,000	$7,315,000	$66,545	$—	$—	$801,000	$—	$—
If “Involuntary Termination” under Employment Agreement in connection with or after change in control occurs	$—	$8,182,000	$—	$—	$—	$—	$8,816,000	$—
If termination occurs as a result of disability	$483,000	$7,315,000	$66,545	$—	$—	$551,000	$—	$—
If termination occurs as a result of death	$483,000	$7,315,000	$66,545	$—	$1,260,000	$551,000	$—	$—

(1)	Payable to Mr. Haligowski (or to his estate or designated beneficiary, in the event of death) under his employment agreement if his employment is “Involuntarily Terminated” not in connection with or after a change in control or due to disability or death.

(2)	Payable to Mr. Haligowski under his employment agreement and non-competition and non-solicitation agreement and the Salary Continuation Plan for the applicable period described under “Agreements with Mr. Haligowski-Employment Agreement,” “-Non-Competition and Non-Solicitation Agreement” and “-Salary Continuation Plan.” These payments are comprised of the following: (i) in the case of voluntary termination not constituting “Involuntary Termination” under Mr. Haligowski’s employment agreement, the present value of the total payments that would be made to him under the Salary Continuation Plan, using a discount rate of 5% ($4,682,000); (ii) in the case of Involuntary Termination not in connection with or after a change in control, or termination due to disability or death (A) the present value of the total payments that would be made to him (or his beneficiary, in the event of his death) under the Salary Continuation Plan, using a discount rate of 5% ($4,682,000) and (B) the aggregate amount of the total monthly salary and bonus continuation payments (through December 29, 2010) under his employment agreement ($2,632,000, or $109,667 per month); and (iii) in the case of Involuntary Termination in connection with or after a change in control, (A) the present value of the total payments that would be made to him under the Salary Continuation Plan, using a discount rate of 5% ($4,682,000) and (B) the total payments that would be made under his non-competition and non-solicitation agreement ($3,500,000).

(3)	Represents the cost of providing the medical, dental and disability benefits described under “Agreements with Mr. Haligowski-Employment Agreement.”

(4)	Represents the benefit, if any, associated with accelerating of unvested options outstanding at December 31, 2008, based on the closing price of the Company’s stock on that date.

(5)	Represents aggregate of death benefit under supplemental life insurance policy maintained for Mr. Haligowski of $500,000 and death benefit under split dollar life insurance policy, net of proceeds paid to the Company, of $760,000.

(6)	Represents the cost or value of $250,000 for continued use of office space and secretarial support, $109,000 for the transfer to Mr. Haligowski of title to his company provided vehicle, and $441,000 representing the transfer to Mr. Haligowski of our interest in life insurance policies on his life. The cost of office space and secretarial support are excluded if termination occurs as a result of disability or death as these benefits would not be provided under such circumstances.

(7)	Represents lump sum amount payable to Mr. Haligowski under his employment agreement in the event his employment is Involuntarily Terminated in connection with or following a change in control of the Company, as described under “Agreements with Mr. Haligowski-Employment Agreement.”

(8)	Based on the amounts shown in the table, no tax gross up payment would be payable to Mr. Haligowski under his employment agreement. See “Agreements with Mr. Haligowski — Employment Agreement.”

Norval L. Bruce

		Health Coverage and	Accelerated Vesting
	Payment of 299% of	Life Insurance	of Stock and Option
Termination Scenario	“Base Amount”(1)	Continuation(2)	Awards(3)	Other Benefits(4)

If “Termination Without Cause” under his Change of Control Agreement in connection with or within 36 months after change in control occurs	$1,000,000	$19,316	$—	$51,880

(1)	Represents lump sum amount that would have been payable to Mr. Bruce under his change of control agreement in the event his employment were terminated in connection with or following a change in control of the Company, as described under “Change of Control Agreements.”

(2)	Represents the cost of providing the health, dental and life insurance benefits described under “Change of Control Agreements.”

(3)	Represents the benefit, if any, associated with accelerating of unvested options outstanding at December 31, 2008, based on the closing price of the Company’s stock on that date.

(4)	Represents the cost or value of $33,880 for the transfer to Mr. Bruce of title to his company provided vehicle and $18,000 for the transfer to Mr. Bruce of our interest in a golf club membership.

Timothy M. Doyle

		Health	Accelerated
	Payment	Coverage	Vesting	Death Benefit
	of 299%	and Life	of Stock	under Supplemental
	of “Base	Insurance	and Option	Life Insurance	Other
Termination Scenario	Amount”(1)	Continuation(2)	Awards(3)	Policy(4)	Benefits(5)

If “Termination Without Cause” under his Change of Control Agreement in connection with or within 36 months after change in control occurs	$1,250,000	$50,072	$—	$—	$39,270
If termination occurs as a result of death	$—	$—	$—	$250,000	$—

(1)	Represents lump sum amount payable to Mr. Doyle under his change of control agreement in the event his employment is terminated in connection with or following a change in control of the Company, as described under “Change of Control Agreements.”

(2)	Represents the cost of providing the health, dental and life insurance benefits described under “Change of Control Agreements.”

(3)	Represents the benefit, if any, associated with accelerating of unvested options outstanding at December 31, 2008, based on the closing price of the Company’s stock on that date.

(4)	Represents death benefit payable under supplemental life insurance policy maintained by the Company for Mr. Doyle’s benefit.

(5)	Represents the cost or value of $39,270 for the transfer to Mr. Doyle of title to his company provided vehicle.

Lyle C. Lodwick

			Accelerated	Death Benefit
		Health	Vesting	under
		Coverage and	of Stock	Supplemental
	Lump Sum	Life Insurance	and Option	Life Insurance	Other
Termination Scenario	Payment(1)	Continuation(2)	Awards(3)	Policy(4)	Benefits(5)

If “Involuntary Termination” under Change in Control Severance Agreement in connection with or within 24 months after change in control occurs	$432,600	$18,287	$—	$—	$75,280
If termination occurs as a result of death	$—	$—	$—	$250,000	$—

(1)	Represents lump sum amount payable to Mr. Lodwick under his change of control agreement in the event his employment is “Involuntarily Terminated” in connection with or following a change in control of the Company, as described under “Change of Control Agreements.”

(2)	Represents the cost of providing the health, dental and life insurance benefits described under “Change of Control Agreements.”

(3)	Represents the benefit, if any, associated with accelerating of unvested options outstanding at December 31, 2008, based on the closing price of the Company’s stock on that date.

(4)	Represents death benefit payable under supplemental life insurance policy maintained by the Company for Mr. Lodwick’s benefit.

(5)	Represents the cost or value of $75,280 for the transfer to Mr. Lodwick of title to his company provided vehicle.

Phillip E. Lombardi

			Accelerated	Death Benefit
		Health	Vesting	under
		Coverage and	of Stock	Supplemental
	Lump Sum	Life Insurance	and Option	Life Insurance	Other
Termination Scenario	Payment(1)	Continuation(2)	Awards(3)	Policy(4)	Benefits(5)

If “Involuntary Termination” under Change in Control Severance Agreement in connection with or within 24 months after change in control occurs	$358,750	$10,919	$—	$—	$73,740
If termination occurs as a result of death	$—	$—	$—	$250,000	$—

(1)	Represents lump sum amount payable to Mr. Lombardi under his change of control agreement in the event his employment is “Involuntarily Terminated” in connection with or following a change in control of the Company, as described under “Change of Control Agreements.”

(2)	Represents the cost of providing the health, dental and life insurance benefits described under “Change of Control Agreements.”

(3)	Represents the benefit, if any, associated with accelerating of unvested options outstanding at December 31, 2008, based on the closing price of the Company’s stock on that date.

(4)	Represents death benefit payable under supplemental life insurance policy maintained by the Company for Mr. Lombardi’s benefit.

(5)	Represents the cost or value of $73,740 for the transfer to Mr. Lombardi of title to his company provided vehicle.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of ICB’s Board of Directors:

Jeffrey L. Lipscomb
Sandor X. Mayuga
Hirotaka Oribe

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of ICB or any of its subsidiaries. None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Compensation Committee of our Board of Directors.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

Our Code of Business Conduct and Ethics provides that all related party transactions (defined as transactions requiring disclosure under Item 404 of Securities and Exchange Commission Regulation S-K) must be approved reviewed and approved by a majority of our disinterested independent directors.

During 2008, we utilized the services of Keesal, Young & Logan. Director Mayuga is a shareholder in that law firm. During 2008, this law firm received $2,000 in legal fees from ICB and the Bank.

ICB entered into a lending agreement with Mr. Haligowski as of January 20, 2000 for a seven hundred thousand dollar ($700,000) line of credit. To date, no funds have been drawn down from this line.

The Bank may from time to time make loans and other extensions of credit to our directors and executive officers and members of their immediate families and affiliated entities. All of such currently outstanding loans or extensions of credit were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office at 888 Prospect Street, Suite 110, La Jolla, California 92037 no later than March 3, 2010. Any such proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our certificate of incorporation and bylaws and Delaware law. To be considered for presentation at the next annual meeting, but not for inclusion in our proxy materials for the meeting, a shareholder proposal must be received at our executive office by May 7, 2010; however, if the date of the next annual meeting is held before July 1, 2010 or after October 4, 2010, the proposal must be received by the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of such meeting is first made.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. If, however, any other matters should properly come before the Meeting, it is intended that our Board of Directors, as proxy for the shareholder, will act in accordance with its best judgment.

The cost of solicitation of proxies will be borne by ICB. ICB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and regular employees of ICB may solicit proxies personally or by telegraph or telephone, without additional compensation. ICB has retained Regan & Associates, Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $7,000, which includes reasonable out of pocket expenses.

BY ORDER OF THE BOARD OF DIRECTORS

Anthony A. Rusnak
General Counsel and Secretary

La Jolla, California
July 1, 2009

REVOCABLE PROXY IMPERIAL CAPITAL BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS August 5, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints the Board of Directors of Imperial Capital Bancorp, Inc. (“ICB”), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of ICB which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held on August 5, 2009 at the Sheraton La Jolla, 3299 Holiday Court, La Jolla, California 92037, at 2:00 p.m. (California Time), and at any and all adjournments or postponements thereof, as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NAMED HEREIN. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS, AS PROXY FOR THE SHAREHOLDER, IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE (Continued and to be marked, dated and signed on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side) s DETACH PROXY CARD HERE s

Mark Here for Address Change or Comments ☐

PLEASE SEE REVERSE SIDE

	FOR	FOR ALL EXCEPT	VOTE WITHHELD
ELECTION OF DIRECTORS I. The election as directors of all nominees listed below, each for a three-year term:	☐	☐	☐

Norval L. Bruce
Jeffrey L. Lipscomb

Signature(s) ______________________ **Print Name of Shareholder** ______________________ **Dated:** ______________

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

▲ PLEASE DETACH HERE ▲

— You Must Detach This Portion of the Proxy Card —
Before Returning it in the Enclosed Envelope

Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE FOR ALL VOTE FOR EXCEPT WITHHELD ELECTION OF DIRECTORS In its discretion, the Board of Directors, as proxy for the shareholder, is authorized to vote on any other business that may properly I. The election as come before the Meeting or any adjournment or postponement thereof. directors of all nominees listed below, each The Board of Directors recommends a vote “FOR” the election of all director nominees named above. for a three-year term: INSTRUCTION: To vote for both nominees, mark “FOR.” To vote for one nominee, This proxy may be revoked at any time before it is voted by: (i) duly executing a subsequent but not proxy relating to the same shares and both nominees, mark “FOR ALL EXCEPT” and strike a line through the name of the delivering it to the Secretary of ICB prior to the exercise of this proxy; (ii) filing with the nominee Secretary of ICB at or before the Meeting a below for whom you wish to withhold authority to vote. To withhold authority written notice of revocation bearing a later date than this proxy; or (iii) attending the to vote for both Meeting and voting in person (although attendance at nominees, mark “VOTE WITHHELD.” the Meeting will not in and of itself constitute revocation of a proxy). If this proxy is properly revoked as described above, then the power Norval L. Bruce of the Board of Directors as attorneys and proxies for the undersigned shall be deemed terminated and of no further force and effect. Jeffrey L. Lipscomb The undersigned acknowledges receipt from ICB prior to the execution of this Proxy, of Notice of the Meeting, a related Proxy Statement and ICB’s Annual Report to Shareholders for the year ended December 31, 2008.